Exhibit 2.3

Customer Support Agreement

This SERVICES AGREEMENT (this “Agreement”) is made and entered into this 23rd day of July, 2009 (the “Effective Date”), by and between FGX International Inc. (the “Company”) and Crimzon Rose International, LLC (the “Client”).  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company and the Client are entering into a certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) and wish to provide for certain support services following the Closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Services Provided.  At the request of the Client, the Company agrees to re-stock and maintain the Client’s costume jewelry retail store display fixtures (collectively, the “Services,” each individually, a “Service”) in accordance with the guidelines listed on Schedule 1 attached hereto (as such schedule may be amended by mutual written consent of the parties from time to time).  The Services shall be limited to the customers set forth on Schedule 2.1 of the Purchase Agreement.  The Client agrees to exclusively use the Company to perform the Services until the earlier of (i) the one year anniversary of the Effective Date or (ii) the date this Agreement terminates in accordance with Section 6 below.  The Services shall be performed with substantially the same skill and care as performed by the Company prior to Closing.  Monthly visit activity will be supplied to the Client by the Company.

2.               Compensation; Expenses and Payment.

a.               In consideration of the Services, the Client shall pay the Company the fees (the “Fees”) set forth and defined in Schedule 2 attached hereto.  The Client shall (in addition to payment of the applicable Fees) reimburse the Company for out-of-pocket costs and expenses (such as postage) incurred by the Company in performing the Services.  The Company shall invoice the Client for the Services performed under this Agreement.  The Client shall, by no later than 15 days after each invoice date, pay the invoice in full.  Upon termination of this Agreement for any reason, the Company shall submit a final invoice to the Client for the Service Fees and Monthly Availability Fees earned and expenses incurred, but not yet paid, through the date of termination and the amount of the Unpaid Availability Fee. The Client shall pay the final invoice by no later than 7 days after its receipt.

b.              In the event Rite-Aid HDQTRS Corp. and its affiliates (collectively, “Rite-Aid”) permanently cease to order costume jewelry products from the Client through no fault of the Client (the “Rite-Aid Termination Event”), then the Company shall pay the Client the Rite-Aid Termination Fee (as defined below). The obligation of the Company to pay the Rite-Aid Termination Fee shall expire on the earlier of (i) the date the Client enters into an agreement with Rite-Aid relating to the sale of costume jewelry products to any Rite-Aid retail locations not covered in the Brooks/Eckerd Store Conversion Jewelry Agreement, dated on or about April 1, 2007, by and between Rite-Aid and the Company, as in effect on the date hereof, or (ii) March 31, 2011. As used herein, the term “Rite-Aid Termination Fee” means a one-time fee of $350,000 less the product of (y) the number of calendar months that have occurred between the Effective Date and the date of the Rite-Aid Termination Event (rounded up for partial calendar months) multiplied by (z) $17,500; provided, however, the Rite-Aid Termination Fee shall not be less than $0.  The Rite-Aid Termination Fee may, at the discretion of the Company, be paid as credits against the Fees payable by the Client under the terms of this Agreement.

3.               Interest.  Without limitation to any other remedy of the Company, any and all invoiced amounts not paid by the Client when due shall bear interest at the rate of eighteen percent (18%) per annum until paid in full.

4.               Term.  The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to paragraph 6 below, expire on the three-year anniversary of the Effective Date.

5.               Indemnification and Limitation of Liability.  The Client will indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and assignees from and against loss, liability, expense or claims for damages related in any way to Client’s products.

In view of the nature of the Services to be performed by the Company, it is agreed that neither the Company nor its officers, directors, employees, agents or assignees shall be liable for any loss, injury, or damages of any kind unless caused by the Company’s gross negligence or willful misconduct.  The Company’s liability for any such loss, injury or damages shall be limited to repeating the service giving rise to the liability hereunder, and the Company shall have no further liability for such loss, injury or damages.  If repeating the service is impossible, the Company will refund the applicable Service Fee for the service giving rise to the liability hereunder. In no event shall the Company be liable for special, incidental or consequential damages, whether or not foreseeable.

6.               Termination.  This Agreement may be terminated immediately by a party hereto in the event the other party materially breaches this Agreement or the Purchase Agreement.  Any time after the one-year anniversary of the Effective Date, the Client may terminate this Agreement as to any particular Service at any time if dissatisfied with the Service.  The Company may terminate this Agreement if the Client fails to make any payment when due.  Notwithstanding anything contained herein, the Client agrees to pay the Company the Fees set forth in Section 2 above, including the Unpaid Availability Fee, upon termination of this Agreement for any reason.  The Client agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Company in connection with the collection of amounts due under this Agreement.

7.               Relationship of the Parties.  The relationship of the parties hereto shall be that of independent contractors.  Nothing herein shall be construed to create any partnership, joint venture, or similar relationship or to subject the parties to any implied duties or obligations respecting the conduct of their affairs, which are not expressly stated herein.  Neither party shall have any right or authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever.

8.               Force Majeure.  Neither party shall be deemed in breach or default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by any cause beyond its reasonable control, including, but not limited to, any act of God, fire, natural disaster, nuclear accidents, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrection, explosions, strikes and power blackouts.  Upon the occurrence of a condition described in this paragraph, the party whose performance is prevented shall give written notice to the other party as soon as practicable but in any event within three (3) days, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such conditions.

9.               Entire Agreement.  This Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings, oral or written.  This Agreement may be modified only by an instrument in writing duly executed by both parties. Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

10.         Governing Law and Venue.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, EXCEPT ANY SUCH LAW THAT WOULD RENDER CHOICE OF LAW INEFFECTIVE.  IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF RHODE ISLAND, AS WELL AS THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS.  THE COMPANY AND THE CLIENT EACH IRREVOCABLY CONSENT TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS.

11.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which an original and all of which, taken together, constitute one and the same agreement.  Facsimile signatures shall be deemed original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FGX International Inc.:		Crimzon Rose International, LLC:

Authorized Signature:	/s/ Anthony Di Paola	Authorized Signature:	/s/ Steven J. O’Neil
Title: EVP & CFO		Title: CFO

Address:	500 George Washington Highway	Address:	4 Warren Avenue
	Smithfield, RI 02917		North Providence, RI 02911